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                               TABLE OF CONTENTS

                                                                          Page

         1.       Definitions...........................................  2
         2.       Sublease and Description of the Premises..............  4
         3.       Term..................................................  6
         4.       Use...................................................  6
         5.       Rent..................................................  6
         6.       Operation of Premises.................................  9
         7.       No Landlord Obligations............................... 14
         8.       Holding Over.......................................... 14
         9.       End of Term........................................... 15
         10.      Assumption Agreement and Covenants.................... 15
         11.      Right of Entry........................................ 16
         12.      Alterations, Additions and Improvements............... 17
         13.      Insurance............................................. 18
         14.      Indemnity............................................. 19
         15.      Environmental Covenant................................ 19
         16.      Licenses and/or Permits............................... 20
         17.      Notices............................................... 20
         18.      Compliance with Law................................... 20
         19.      Default............................................... 21
         20.      General............................................... 24
         21.      Committee Findings.................................... 26
         22.      Binding Arbitration................................... 26

         EXHIBIT A         Description of the Premises
         EXHIBIT B         Description of the Subleased Premises
         EXHIBIT C         Service and Maintenance Contracts Affecting the
                           Premises
         EXHIBIT D         Tenant's Exclusive Parking Area
         EXHIBIT E         Initial Building Square Footage and Parking Space
                           Percentage Allocations



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                  SUBLEASE AGREEMENT (this "Agreement"), made as of this __ day of September, 1997, between WIZCOM INTERNATIONAL, LTD., a Delaware corporation, having an office at 900 Old Country Road, Garden City, New York ("Landlord"), and AVIS RENT A CAR SYSTEM, INC., a Delaware corporation, having an office at 900 Old Country Road, Garden City, New York ("Tenant").


                              W I T N E S S E T H:

                  WHEREAS, Landlord is the tenant under the following two (2) certain sublease agreements (collectively, the "Prime Lease"):

                  A. Indenture of Sublease dated August 9, 1966 between American Bosch Arma Corporation and Tenant (900 Old Country Road, Garden City, New York); Supplemental Letter Agreement to Sublease dated August 31, 1966; Letter Agreement dated December 8, 1966; Supplemental Agreement dated July 21, 1971 between Marine Midland Bank-New York and Tenant (850 Old Country Road, Garden City, New York); Supplemental Agreement dated August 17, 1977 between Marine Midland Bank and Tenant; Supplemental Letter Agreement dated April 7, 1993, between Corporate Property Investors and Tenant; as assigned from Tenant to Landlord pursuant to Absolute Assignment and Assumption of Sublease dated October 17, 1996, for premises located at 900 Old Country Road, Garden City, New York and 850 Old Country Road, Garden City, New York and any and all modifications and amendments relating thereto.

                  B. Sublease Agreement dated August 17, 1977, by and between Marine Midland Bank and Tenant; Supplemental Letter Agreement dated October 24, 1979, between Marine Midland Bank and Tenant; Supplemental Letter Agreement dated April 22, 1982, between Marine Midland Bank and Tenant; Supplemental Letter Agreement dated April 7, 1993, between Corporate Property Investors and Tenant; as assigned from Tenant to Landlord pursuant to Absolute Assignment and Assumption of Sublease dated October 17, 1996, for premises located at 860 East Gate Boulevard, Garden City, New York and any and all modifications and amendments relating thereto; and

                  WHEREAS, Tenant wishes to sublease from Landlord and Landlord wishes to sublease to Tenant a portion


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of the premises demised under the Prime Lease subject to the terms of this
Sublease Agreement.

                  NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereby agree as follows:

                  1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings.

                  (a) Annual Operating Budget: Shall mean the annual operating budget determined by the Committee for the Premises based on estimated Operating Expenses.

                  (b) Base Rent: As defined in paragraph 5(a) hereof.

                  (c) Building: As defined in paragraph 1(m) hereof.

                  (d) Bull Pen Spaces: Shall mean fenced-off portion of the Parking Area comprising approximately one hundred and fifty (150) parking spaces and identified on Exhibit D as "Bull Pen Spaces."

                  (e) Capital Improvement: As defined in paragraph 12(c) hereof.

                  (f) Common Space: Shall mean space used by both Landlord and Tenant which includes, without limitation, the cafeteria, hallways, lavatories, fan rooms, chiller room, switch gear room, stairwells, electrical equipment room, maintenance room, loading docks, and outdoor plazas as well as space occupied by departments used by both Landlord and Tenant, such as the telephone equipment and switchboard area.

                  (g) Committee: Shall mean a two person committee, consisting of one Landlord employee and one Tenant employee.

                  (h) Computer Room: Shall mean the approximately 25,000 square foot area located in the Building which is hereby deemed to be solely for the use and benefit of Landlord (other than the telephone switching equipment room).

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                  (i)      Event of Default: As defined in paragraph
19(a) hereof.

                  (j) Mailroom: Shall mean the approximately 2,088 square foot area located in the Building which is used by Landlord and Tenant for receiving, sending and sorting mail.

                  (k) Master License Agreement: Shall mean the Master License Agreement dated as of July 30, 1997 among HFS Car Rental, Inc., Tenant and Wizard Co., Inc.

                  (l) Parking Area: Shall mean all of the improved parking spaces on the Premises, comprising approximately 1,198 parking spaces.

                  (m) Premises: Shall mean the premises demised under the Prime Lease, which includes adjacent office buildings (collectively, the "Building") and the Parking Area, as more particularly described on Exhibit A attached hereto and made a part hereof.

                  (n) Prime Landlord: Shall mean the holder of the Landlord's interest in the Prime Lease.

                  (o) Prime Lease: As defined in the recitals hereof.

                  (p) Print Shop: Shall mean the approximately 2,720 square foot area located in the Building which is used by Landlord and Tenant for printing, copying, binding and reproducing documents.

                  (q) Operating Expenses: Shall mean with respect to any calendar year, any and all expenses actually incurred by the Landlord, or by the Tenant on Landlord's behalf in accordance with Section 6 hereof, during such year, which expenses are either (A) made pursuant to the approved Annual Operating Budget, (B) ap proved additional expenditures, including without limitation, (i) all capital and operating expenditures, (ii) the cost of supplies, utilities, maintenance, insurance, governmental fees and assessments, and real estate taxes, and (iii) all other operating expenses as are reasonably necessary for the proper and efficient operation of the Premises. Without limiting the generality of the foregoing, "Operating Expenses" shall specifically in-

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clude the costs of the service and maintenance contracts listed on Exhibit C attached hereto and made a part hereof (or any contracts executed to replace any of the contracts listed on Exhibit C).

                  (r) Partial Year: Shall mean the period commencing on the date of this Agreement and ending on December 31, 1997.

                  (s) Rent: Shall mean the sum, payable monthly from Tenant to Landlord, of the Base Rent and the Tenant Share of Operating Expenses.

                  (t) Rental Station Spaces: Shall mean the forty-three (43) parking spaces identified on Exhibit A as "Rental Station Spaces" within the portion of the Parking Area located on the most northerly portion of the Premises.

                  (u) Subleased Premises: As defined in paragraph 2 hereof.

                  (v) Tenant Share: As defined in paragraph 2(d) hereof.

                  (w) Term: As defined in paragraph 3 hereof.

                  (x) Unauthorized Expenditure: As defined in Paragraph 12(c) hereof.

                  2. Sublease and Description of the Premises.

                  (a) Landlord hereby subleases to Tenant, and Tenant hereby subleases from Landlord, on and subject to the terms, conditions and covenants hereinafter set forth, the portions of the Building which have been cross-hatched on Exhibit B attached hereto (hereinafter called the "Subleased Premises").

                  (b) Landlord hereby grants to Tenant a license during the Term hereof for the exclusive use of the Bull Pen Spaces and the Rental Station Spaces and the non-exclusive use, subject to common use by Landlord, Prime Landlord, other tenants and subtenants of the Premises and their guests, employees, invitees and licensees of the remaining parking spaces in the Parking Area currently comprising approximately 1,012 parking

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spaces, provided, however, Landlord shall have the right to designate parking spaces for the exclusive use by Landlord and/or other subtenants of Landlord so long as the number of parking spaces available for common use is not less than seventy percent (70%) of the total number of parking spaces not designated for Tenant's exclusive use.

                  (c) Landlord and Tenant agree that Tenant may from time to time effect changes to the size and location of the Subleased Premises subject to the following conditions and procedures: (i) Tenant may not increase or decrease the Subleased Premises by more than an aggregate of ten percent (10%) of the existing square footage of the Sublease Premises, (ii) Tenant shall provide Landlord with not less than ten (10) days prior written notice of its intent to change the Subleased Premises, which notice shall specify the location, size and (in the case of adding new space) the proposed use of the space, and the date on which such change shall be effective, (iii) Landlord may in its sole discretion reject a proposed change within ten (10) days of its receipt, and (iv) no portion of the Premises shall be eligible for addition to the Subleased Premises under this provision unless such space is (x) unoccupied and not subject to any existing sublease by Landlord, and (y) adjacent to the existing Subleased Premises. Except as expressly set forth herein-above, no change in the actual occupancy or use of portions of the Premises by Tenant shall effect a change in the Subleased Premises or in the number or location of the parking spaces in the Parking Area designated for Tenant's exclusive use hereunder, unless the parties execute an amendment to this Agreement within twelve (12) months after such change in occupancy or use which modifies Exhibit B or Exhibit D, as applicable.

                  (d) Each of the following shall be known as the "Tenant Share": (i) the square footage of the Subleased Premises plus fifty percent (50%) of the total Common Space and unoccupied space in the Building, expressed as a percentage of the sum of the total square footage of the Building, and
(ii) the number of parking spaces designated for Tenant's exclusive use plus the product of the Tenant Share under clause (i) above and the total number of non-exclusive parking spaces in the Parking Area expressed as a percentage of the total

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number of parking spaces in the Parking Area. The Tenant Share under clause
(ii) above shall apply only with respect to the portion of Operating Expenses which are separately identified in the Annual Operating Budget, or if not budgeted, at the time of Committee review, as relating to the maintenance and operation of the Parking Area.

                  3. Term. This Agreement shall expire upon the earlier to occur of (i) the expiration of the Prime Lease or (ii) the termination of the Master License Agreement.

                  4. Use. Tenant shall use the Subleased Premises as general and executive offices and as an automobile rental facility and uses incidental thereto, including the washing of rental automobiles (but specifically excluding the refueling of automobiles and any other activities relating to the maintenance or upkeep of automobiles), and for no other purpose. Tenant will not do or suffer any waste, damage, disfigurement or injury to the Subleased Premises or any other part of the Premises, nor shall Tenant use or allow the Subleased Premises, or any other part of the Premises, to be used or occupied for any unlawful purpose or in any manner which violates the terms of any applicable law or any term of the Prime Lease.

                  5. Rent. For and during the Term, Tenant shall pay monthly to Landlord, all Rent due and payable:

                  (a) Tenant shall pay as base rent for the Subleased Premises ("Base Rent"), Tenant's pro rata percentage of the rent and all other payments or other amounts provided for in the Prime Lease due to the Prime Landlord, as determined according to the Tenant Share of the Subleased Premises.

                  (b) Tenant shall also pay as additional rent the Tenant Share of Operating Expenses. Subject to any recalculation that may need to be made pursuant to paragraph 12(c) hereof, the Operating Expenses shall be calculated as follows:

                           By the first day of each October of the
Term, Tenant shall deliver to Landlord a proposed calculation of the square footage of the Common Space, unoc-

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cupied space, space occupied by Landlord or its subtenants other than Tenant, and the Subleased Premises, and the number of parking spaces in the Parking Area designated for exclusive use by any party (which calculation shall note the date and extent of any changes in the occupancy of such square footage and number of parking spaces designated for exclusive use during the preceding twelve (12) month period), together with copies of all service and maintenance contracts and records detailing Operating Expenses incurred during the previous twelve (12) month period, and such other information as may be required by Landlord for the purpose of calculating the Tenant Share and preparing the Annual Operating Budget. By the first day of each November of the Term, Landlord shall deliver to Tenant the proposed Tenant Share and Annual Operating Budget for the Premises, which shall include a calculation of the square footage of the Subleased Premises and the number of parking spaces in the Parking Area designated for exclusive use by any party. The proposed Annual Operating Budget shall separately identify those Operating Expenses which relate to the operation and maintenance of the Parking Area. Tenant shall have ten (10) days from delivery of the proposed Tenant Share and Annual Operating Budget to object to the calculation of the Tenant Share and to any item(s) contained in the proposed Annual Operating Budget. Landlord shall have ten (10) days from delivery of Tenant's objections to accept or reject such objections. If Landlord shall reject such objections, the Committee shall meet and agree upon the Tenant Share and the Annual Operating Budget for the Premises within ten (10) days of Landlord's rejection. If the Committee is unable to resolve such issue within such time period, the matter shall be submitted to the General Counsel of each of Landlord and Tenant as provided in paragraph 21 hereof.
                           On the last day of July and the last day
of January of each calendar year of the Term, the Committee shall review (i) the actual Operating Expenses incurred at the Premises, including any Operating Expense(s) incurred in the immediately preceding six (6) month period which was not included in the Annual Operating Budget, and (ii) the actual Tenant Share. If Tenant paid more than the Tenant Share of the actual Operating Expenses of the Premises or the Base Rent for each such six month period, Landlord shall refund such difference to Tenant within ten (10) days. However, if

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the Tenant Share of actual Operating Expenses of the Premises or Base Rent exceeds the amount Tenant paid to Landlord pursuant to the Annual Operating Budget, Tenant shall pay to Landlord such difference within ten (10) days. The actual Tenant Share for each six (6) month period shall be based upon the average number of parking spaces in the Parking Area designated for exclusive use and the average square footage of the Subleased Premises, Common Space, and unoccupied space and space occupied by Landlord for such period. Landlord and Tenant agree that the percentage square footage and exclusive parking space allocations effective as of the commencement of the Term of this Agreement are as set forth on Exhibit E attached hereto.

                  (c) Notwithstanding any of the foregoing, Landlord hereby agrees that all electrical costs arising from the use of the Computer Room, as evidenced by the separate meter servicing the Computer Room, shall be deemed solely the responsibility of the Landlord; however, all other costs associated with the Computer Room shall be borne by Tenant according to the Tenant Share.

                  (d) Landlord and Tenant agree that the Subleased Premises shall include the Mailroom and the Print Shop. Tenant agrees to allow Landlord to utilize the Mailroom and the Print Shop subject to the conditions and covenants of this paragraph. Tenant hereby covenants to cause its employees in the Mailroom and Print Shop to keep accurate records of all services and supplies used by Landlord. On or before the fifth (5th) day of each month during the Term of this Agreement, Tenant shall deliver to Landlord an accounting of Landlord's use of the Mailroom and the Print Shop for the previous month. Such accounting shall enumerate the charges for the services and supplies used by Landlord, including without limitation, postage, printing and copying costs. Landlord may object to any item(s) contained in such accounting within ten (10) days of its receipt. If Landlord and Tenant are not able to agree on the accounting within ten (10) days of Landlord's objection, the dispute shall be referred to the Committee. If the Committee is unable to resolve such issue within ten (10) days, the matter shall be submitted to the General Counsel of each of Landlord and Tenant as provided in paragraph 21 hereof.


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                  (e) The Rent shall be payable in advance on the first day of each month commencing as of October 1, 1997, at the office of Landlord or such other place as Landlord may designate, without any set-off, offset, abatement or deduction whatsoever, except as otherwise specifically provided herein. Landlord shall submit the entire rent due under the Prime Lease to the Prime Landlord. If Tenant fails to deliver the Rent on the first of each month of the Term, Landlord shall advance the Rent to Prime Landlord, but Tenant shall be liable for interest on the Rent due from the date advanced by Landlord until the date reimbursement is made to Landlord by Tenant at the lesser of the highest rate permitted by law or the rate of eighteen percent (18%) per annum.

                  (f) With respect to the Rent due to Landlord for the Partial Year, Landlord and Tenant hereby agree that the monthly Base Rent due is $_____ and that the monthly Tenant Share of the Operating Expenses is $_____. On or prior to January 15, 1998, the Committee shall review the actual Operating Expenses incurred at the Premises for the period commencing on the date hereof to December 31, 1997. If Tenant paid more than the Tenant Share of the actual Operating Expenses of the Premises for the Partial Year, Landlord shall refund such difference to Tenant within ten (10) days. However, if the Tenant Share of actual Operating Expenses of the Premises for the Partial Year exceeds the amount Tenant paid to Landlord pursuant to this paragraph 5(f), Tenant shall pay to Landlord such difference within ten (10) days.

                  (g) With respect to any partial month during the Term, the monthly Rent and any other sums due under this Agreement attributable to such partial month shall be prorated according to the number of days in such month which are included in the Term and Tenant shall be obligated to pay such prorated rent and other sums due within three (3) days after the Commencement Date, in the case of the first partial month of the Term or at the time such payment is otherwise due with respect to a partial month at the end of the Term.

                  6. Operation of Premises. Tenant acknowledges that this Agreement is made on the express condition that Tenant agree to perform all services required in connection with the operation of the Premises, on

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behalf of, as agent for and at the expense of (subject to Tenant's additional rent obligations hereunder) Landlord, subject at all times to Landlord's general supervision and control and to the terms and conditions set forth below.

         (a) During the term of this Agreement it shall be the duty and responsibility of Tenant:

                  (1) To comply with the reporting requirements set forth in
Section 5(b). Except as otherwise provided in this Agreement, Tenant shall incur no expense in connection with the Premises that are not provided for in the Annual Operating Budget without the prior written consent of the Landlord.

                  (2) To make or cause to be made all necessary repairs to the Premises, to purchase all necessary supplies and materials, and to do all other things necessary to maintain the Premises in a clean, safe and orderly condition and to ensure compliance with all federal, state and local statutes, ordinances, rules and regulations applicable to the operation of the Premises. Unless otherwise provided for in the Annual Operating Budget for the then current year, the expense to be incurred for any single repair or purchase shall not exceed the sum of $3,000.00 without prior authorization by Landlord, except in the case of emergency, in which case Tenant shall promptly notify Landlord of the repair or purchase. Tenant shall use its best efforts to make all repairs and to obtain all materials, supplies and services at the lowest available cost (best economic price) and shall remit to Landlord any rebate, commission, or discount allowed in connection therewith.

                  (3) To contract for such services as shall be necessary and advisable for the proper operation of the Premises, provided, however, that Tenant shall not contract for any services with respect to which an existing contract does not exist or for which the estimated cost would exceed the cost specified therefor in the Annual Operating Budget without in each instance Landlord's prior written consent thereto. Landlord specifically consents to the contracts listed on Exhibit C.

                  (4) To perform all other services reasonably necessary for the care, protection, maintenance and

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operation of the Premises and the prevention of waste, damage, or injury thereto. Tenant agrees that consistent with past practice Tenant shall not contract out those services which Tenant's employees have been performing at the Premises, but shall continue to perform such services during the term of this Agreement. Any subcontracting of such services shall be void.

                  (5) To hire, discharge and supervise all persons employed to carry out Tenant's duties hereunder. It is expressly understood and agreed that all such employees shall be employees of Tenant and not employees of Landlord.

                  (6) To establish and maintain complete and orderly files containing correspondence, payroll records, insurance policies, receipts, unpaid bills, vouchers and all other documents and papers pertaining to the Premises and the operation and maintenance thereof, all of which shall be and remain the property of Landlord and shall be available to Landlord and its representatives for inspection any time during regular business hours.

                  (7) To promptly investigate and make a full report within 72 hours as to all accidents or claims for damages relating to the operation and maintenance of the Premises, including any damage or destruction to the Premises and the estimated cost of repair. In addition, the Tenant shall cooperate and make any and all reports required by an insurance company in connection therewith with a copy of such reports to be delivered to the Landlord.

                  (8) To supervise the moving in and out of tenants and subtenants and arrange the date thereof so that there shall be a minimum of disturbance to the operation of the Premises and of inconvenience to other tenants and subtenants.

                  (9) To cause to be prepared and filed all necessary forms relating to the maintenance and operation of the Premises required by any federal, state, county, or municipal authority having jurisdiction therefore.


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                  (10) To cooperate with the Landlord's accountants and
auditors in regard to the annual audit or any periodic audits of the books of account of the Landlord. The Landlord may also conduct an external audit of the Tenant, provided that the cost of same is paid by the Landlord to said independent auditor. The Tenant agrees to cooperate with the Landlord's independent auditor.

                  (11) To cooperate with Landlord's accountants in regard to the preparation and filing on behalf of the Landlord's federal, state, city, and any other income and other filings required by any governmental authority.

                  (12) To establish and maintain, in accordance with generally accepted accounting principles, consistently applied, accurate and complete books of account with proper entries of all receipts, income and disbursements pertaining to the Premises, which books of account shall be and remain the property of Landlord and shall be available to Landlord and its representative for inspection at any time during regular business hours.

                  (13) To review all bills and statements received for services, work, supplies and other expenditures incurred by or on behalf of Landlord in connection with the maintenance and operation of the Premises and to pay or cause to be paid in a timely fashion all expenses specified in the Annual Operating Budget and all other expenses approved by Landlord.

                  (14) To review periodically all hazard, liability and other insurance carried for the account of Landlord in connection with Premises and to maintain in force and effect such insurance coverage with such carriers as Landlord may designate and approve.

                  (15) To prepare and furnish such financial reports and statements as may be reasonably requested by Landlord.

                  (16) To generally do all things reasonably deemed necessary or desirable for the proper operation and maintenance of the Premises.


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                  (17) To perform, for the Landlord's account and on its
behalf, any lawful act and everything lawful and necessary or desirable in order to carry out the Tenant's agreements contained in this Section 6(a).

         (b) Advances by Tenant. Payments to be made by Tenant at Landlord's expense shall be advanced by Tenant out of Tenant's own funds to the extent that such advances do not exceed the amount of Tenant's next monthly installment of Rent due hereunder, and provided further that Tenant has been fully reimbursed for all advances made prior to the current month. Except as provided in the previous sentence, Tenant shall not be obligated to make any advance to or for the account of Landlord or to pay any amount except out of funds held for or provided by Landlord. If Tenant voluntarily advances funds for Landlord's account in excess of Tenant's next monthly installment of Rent due hereunder and any funds held for or provided by Landlord which are for the payment of any expense not requiring Landlord's prior approval, Landlord shall reimburse Tenant therefor on demand. Not less than ten (10) business days prior to Tenant's payment of the monthly installment of Rent due hereunder, Tenant shall deliver to Landlord an invoice detailing all payments made by Tenant on Landlord's behalf in accordance with this Section and including a calculation of the Tenant Share of such amount. Provided that Landlord does not object to such invoice and calculation within five (5) business days after receipt by Landlord, Tenant shall be entitled to offset the Tenant Share of the amount of such invoice against Tenant's next installment of Rent due hereunder. If Landlord and Tenant are not able to agree on the proper Rent offset amount within ten (10) days of Landlord's objection, the dispute shall be referred to the Committee. If the Committee is unable to resolve such issue within ten (10) days, the matter shall be submitted to the General Counsel of each of Landlord and Tenant as provided in paragraph 21 hereof.

         (c) Tenant's Overhead. Landlord shall not be responsible for the payment of Tenant's general overhead or administrative expenses.

         (d) Tenant's Compensation. Tenant acknowledges that Tenant's responsibilities to operate the Premises hereunder are in consideration of this Agreement and

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that Tenant shall not be entitled to any management fee or other separate consideration.

         (e) Termination of Agency. Landlord reserves the right to terminate the agency created under this Section, without cause, upon thirty (30) days written notice to Tenant, upon which termination the rights and obligations of the parties under this Section 6, including but not limited to Tenant's Rent offset rights, shall be of no further force and effect. Within thirty (30) days of termination of the rights and obligations of the parties under this Section 6, the parties shall account to each other with respect to all uncompleted business, and the Tenant shall deliver to the Landlord all leases, subleases, corporate files, service agreements, books and records, and other instruments relating to the Premises and the Landlord that may be in possession of the Tenant.

                  7. No Landlord Obligations. Landlord has made no representations or warranties whatsoever with respect to the Premises, other than those expressly set forth in this Agreement. The Subleased Premises shall be delivered to Tenant "as-is" and Landlord shall have no obligation to perform any work in the Premises, or provide any work allowances or tenant funds to prepare the Subleased Premises for Tenant's use. Without limiting the generality of the foregoing, Tenant acknowledges that Landlord shall not be required to erect demising walls around the Subleased Premises. Tenant acknowledges that Tenant is Landlord's predecessor-in-interest to the Prime Lease, and as such, has made its own independent investigations and inquiries as it has deemed appropriate with respect to the nature and status of the leasehold estate created by and the premises demised under the Prime Lease and the title thereto, and that in making its decision to enter into this Sublease Tenant is not relying upon nor has Landlord made any representations or warranties with respect to any such matters.

                  8. Holding Over. Tenant hereby agrees that time shall be of the essence with respect to its obligation to vacate and surrender possession of the Subleased Premises upon the expiration of the term of this Agreement. In the event that Tenant shall fail to vacate and surrender possession of the Subleased Premises in accordance herewith, Tenant shall pay to Landlord an amount

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equal to twice the Rent for each month or portion thereof, after the expiration or termination of the term of this Agreement during which Tenant fails to vacate or surrender possession of the Subleased Premises; provided however, that nothing herein contained shall be deemed to permit Tenant to continue to remain in possession of the Subleased Premises beyond the expiration or termination of the term of this Agreement.

                  9. End of Term. On the expiration of this Agreement, the Tenant shall quit and surrender to Landlord the Subleased Premises, broom clean, in the same order and condition which existed on the commencement date of this Agreement, normal wear and tear and damage by casualty not caused by the Tenant or its employees, agents, invitees, licensees excepted, free of all of Tenant's personal property. The provisions of this Paragraph 9 shall survive the expiration or earlier termination of this Agreement.

                  10. Assumption Agreement and Covenants.

                           (a) Tenant hereby agrees to be bound by and comply
with all of the provisions of the Prime Lease which are to be observed or performed during the Term hereof by Landlord as tenant thereunder. All provisions contained in the Prime Lease, are expressly agreed to and shall be binding upon Tenant herein as though Tenant were the tenant thereunder.

                           (b) If for any reason other than Landlord's default
under the Prime Lease, the Prime Lease terminates prior to the expiration or any earlier termination of the Term of this Agreement, Tenant shall not have any claim whatsoever against Landlord arising or resulting from such termination of the Prime Lease.

                           (c) In the event of cancellation or termination of
the Prime Lease prior to the expiration thereof or any extensions or renewals thereof, or in the event of the surrender thereof, whether voluntary, involuntary or by operation of law, prior to the expiration of the Term of this Agreement, if requested by the Prime Landlord under the Prime Lease, Tenant shall make full and complete attornment to the Prime Landlord for the balance of the Term of this Agreement, upon the same covenants and conditions as are contained in this Agree-ment so as to establish direct privity of estate and contract between the Prime Landlord and the Tenant and with the same force and effect as though this Agreement were originally made directly from the Prime Landlord to Tenant. Tenant shall make all rent payments thereafter directly to the Prime Landlord. Notwithstanding the foregoing, in lieu of any voluntary surrender, cancellation or termination of the Prime Lease by Landlord prior to the expiration of the term thereof, Landlord agrees, subject to receipt of the Prime Landlord's consent if required, to assign to Tenant all of its right, title and interest in, to and under the Prime Lease, without recourse, representation or warranty, and Tenant agrees that Tenant shall, upon ten (10) days written notice from Landlord, accept such assignment and assume, and indemnify and save Landlord from and against any claims with respect to, the obligations and liabilities of the Tenant under the Prime Lease arising on and after the date of such assignment.

                           (d) To the extent the provisions of the Prime Lease
do not conflict with specific provisions herein contained, such provisions are hereby incorporated into this Agreement as fully as if completely rewritten herein, and Tenant agrees to be bound to Landlord by all of the terms of the Prime Lease, and to assume and perform all of the obligations and responsibilities that Landlord has under the Prime Lease with respect to the Subleased Premises. The relationship between Landlord and Tenant hereunder shall be the same as that between Prime Landlord and Landlord under the Prime Lease.

                           (e) TENANT FURTHER AGREES TO INDEMNIFY, DEFEND AND
HOLD HARMLESS LANDLORD FROM AND AGAINST ANY AND ALL CLAIMS OR LIABILITIES THAT MAY BE ASSESSED AGAINST LANDLORD WITH RESPECT TO THE PRIME LEASE FOR THE SUBLEASED PREMISES OR TENANT'S ACCESS TO AND USE OF THE SUBLEASED PREMISES DURING THE TERM.

                  11. Right of Entry. Landlord or its authorized agents shall have the right to enter the Subleased Premises at any time (a) in the case of an emergency, or (b) to (i) inspect the Subleased Premises, (ii) show the Subleased Premises to prospective tenants, purchasers or lenders and (iii) make repairs or other alterations and additions thereto or to any other portion of the Premises. In the case of clause (b) hereof, Landlord and its authorized agents shall have the right to enter only during normal business hours.

                  12. Alterations, Additions and Improvements.

                           (a) Tenant shall not make any alterations or
improvements to the Subleased Premises or the Parking Area without the prior written consent of Prime Landlord, if so required under the Prime Lease. Tenant shall make no electrical installations, alterations, additions or changes to electrical equipment or appliances without the prior written consent of Prime Landlord in each instance, if so required under the Prime Lease.

                           (b) Tenant shall at all times comply with the rules,
regulations, terms and conditions applicable to service, equipment, wiring and requirements of the public utility supplying electricity to the Premises. Tenant's use of electric current shall not exceed the capacity of existing feeders to the Premises or the risers or wiring installations serving the Subleased Premises and Tenant shall not use any electrical equipment which, in Landlord's sole reasonable judgment, will overload such installations or interfere with the use thereof by other tenants of the Premises.

                           (c) Subject to the limitations set forth above with
respect to Tenant's right to make alterations, if either Tenant or Landlord wishes to make any capital improvement (as determined in accordance with generally accepted accounting principles) (in each instance, a "Capital Improvement") or an expenditure which is not set forth in the Annual Operating Budget (in each instance, an "Unauthorized Expenditure"), which the other party does not approve (other than as specified below in this paragraph (c)), the party desiring to make such Capital Improvement or Unauthorized Expenditure may proceed therewith but shall be required to pay for the Capital Improvement or Unauthorized Expenditure at its sole cost and expense and the same shall not be included in calculation of Operating Expenses. Notwithstanding the foregoing, if any Capital Improvement or Unauthorized Expenditure (A) is required by applicable law, (B) is immediately necessary to protect any part of the Premises from harm or to prevent harm to any person or any property located on the Premises or (C) is agreed upon by the Landlord and Tenant, as applicable, then the cost of such Capital Improvement or the amount of such Unauthorized Expenditure, as applicable, shall constitute Operating Expenses hereunder. Landlord or Tenant, as applicable, shall deliver to the other party copies of all bills and statements received in connection with any such Capital Improvement or Unauthorized Expenditure. Tenant shall pay the Tenant Share of all amounts due and payable in connection with such Capital Improvement or Unauthorized Expenditure at least ten (10) days prior to the date specified on such bill or statement. Landlord shall remit all payments to third parties. The party making a Capital Improvement shall take reasonable steps to avoid interfering with the other party's quiet enjoyment of its occupied portion of the Premises.

                  13. Insurance.

                           (a) Tenant understands that Landlord will not carry
insurance of any kind on Tenant's personal property and that Tenant shall be obligated to repair any damage thereto or replace same.

                           (b) Tenant shall throughout the Term hereof, at its
own expense, provide or cause to be provided and kept in force, commercial general liability insurance against claims of personal injury or death and property damage caused by an occurrence upon, in or about the Subleased Premises, or the Parking Area, which shall afford protection to limits of not less than the amount of $3,000,000 in respect of personal injury or death to any one person and in respect of injury of death to any number of persons arising out of any one accident, and against property damage in respect of any instance of property damage. Tenant shall include Landlord and Prime Landlord as additional insureds under its liability insurance policies. All policies of insurance maintained by Tenant hereunder shall include a waiver by the insurer of all rights of subrogation against Landlord and Prime Landlord in connection with any loss, damage or claims thereby insured against and shall require at least thirty (30) days advance notice to Landlord and Prime Landlord before any termination or cancellation of such insurance will be effective. Tenant shall furnish to Landlord as reasonably requested, certificates of insurance evidencing the existence of insurance as required by this paragraph. All such poli-cies shall be issued by companies of recognized responsibility licensed to do business in the state in which the Premises are located.

                           (c) If Tenant shall request copies of any insurance
policies carried by Landlord affecting the Premises and/or the Subleased Premises, Landlord shall supply Tenant with such copies within ten (10) business days.

                  14. Indemnity. Tenant shall indemnify and hold Landlord harmless from and against all claims, liability, costs and expense (including reasonable attorneys' fees and disbursements) arising out of or in connection with (i) Tenant's use or occupancy of the Subleased Premises, (ii) any accident, injury or damage occurring in or about the Premises caused by the negligence of Tenant, its agents, servants, contractors or employees in connection with Tenant's provision of maintenance and other services in its capacity as Landlord's agent in operating and maintaining the Premises, (iii) any accident, injury or damage occurring in or about the Subleased Premises during the Term of this Agreement, and not caused by the negligence of Landlord, its agents (other than Tenant), servants, contractors or employees and (iv) any breach, violation or non-performance by Tenant of any term, condition or provision of this Agreement. Landlord shall indemnify and hold Tenant harmless from against all claims, liability, costs and expense (including reasonable attorneys' fees and disbursements) arising out of or in connection with (i) Landlord's use and occupancy of the Premises other than the Subleased Premises, (ii) any accident, injury or damage occurring in or about the Premises other than the Subleased Premises, and not caused by the negligence or willful misconduct of Tenant, its agents, servants, contractors or employees, or acts taken outside the scope of Tenant's agency hereunder, and
(iii) any breach, violation or non-performance by Landlord of any term, condition or provision of this Agreement. The provisions of this paragraph 14 shall survive the expiration or earlier termination of this Agreement.

                  15. Environmental Covenant. Tenant shall not use the Premises for any activity that would violate any environmental law or regulation of any governmental body or agency having jurisdiction over the Subleased Premis-es (collectively, "Environmental Laws"). Specifically, other than chemicals used in connection with the operation of the Print Shop and the Mailroom and the washing of rental automobiles, and small quantities of cleaning and janitorial supplies, all used in the ordinary course of business, in accordance with industry standards and in compliance with all Environmental Laws, Tenant shall not knowingly bring on the Premises any solid waste, petroleum, petroleum products, hydrocarbons, "hazardous substances", "hazardous materials", or "toxic substances", as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Hazardous Materials Transportation Act, and the Resources Conservation and Recovery Act, each as amended.

                  16. Licenses and/or Permits. Tenant shall obtain, at Tenant's sole cost and expenses, all necessary certificates, licenses or permits to occupy and do business in the Premises, which may be required with respect to Tenant by any governmental authority.

                  17. Notices. All notices and other communication to be given hereunder shall be given in writing and shall be sent by courier, or postage prepaid, certified or registered mail, return receipt requested, addressed to the applicable party at the Premises. All notices delivered in accordance with the terms hereunder shall be deemed to be delivered on the earlier of actual receipt or three (3) business days following the postmark date thereof. The attorney for each party hereto shall have the right to deliver any notices on behalf of its client.

                  18. Compliance with Law. Tenant, at its sole cost and expense, shall comply with all laws and governmental regulations applicable to the Subleased Premises, except to the extent that any such laws or governmental regulations require structural alterations or improvements to the Subleased Premises or the Premises. Tenant shall not do or permit to be done any act or thing upon the Premises which will invalidate or be in conflict with any insurance policies covering the Premises and fixtures and property therein; and shall not do, or permit anything to be done in or upon the Premises, or bring or keep anything therein which shall increase the rate of fire insurance on the Premises or on property located therein.

                  19. Default.

                  (a) Each of the following events shall be an "Event of Default" hereunder:

                           (1) failure or refusal of Tenant to make timely
payment of any sum, including Rent, due and payable under this Agreement within five (5) days after the same shall become due and payable;

                           (2) if Tenant shall generally not, or shall be
unable to, or shall admit in writing its inability to, pay its debts as they become due;

                           (3) if Tenant shall commence or institute any case,
proceeding or other action (A) seeking relief on its behalf as debtor or to adjudicate it a bankrupt or insolvent or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property;

                           (4) if Tenant shall make a general assignment for
the benefit of creditors;

                           (5) if any case, proceeding or other action shall be
commenced or instituted against Tenant (A) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to debtors or (B) seeking appointment of a receiver trustee, custodian or other similar official for it or for all or any substantial part of its property, which either (i) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance of entry of any other order having a similar effect or (ii) remains undismissed for a period of thirty (30) days;

                           (6) if any case proceeding or other action shall be
commenced or instituted against Tenant seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof;

                           (7) if Tenant shall take any action in furtherance
of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (2), (3), (4), (5) or (6) above;

                           (8) if a trustee, receiver or other custodian is
appointed for any substantial part of the assets of Tenant which appointment is not vacated or effectively stayed within seven (7) business days;

                           (9) if Tenant shall default in the observance or
performance of any term, covenant or condition of this Agreement on Tenant's part to be observed or performed and Tenant shall fail to remedy such default within ten (10) days after notice by Landlord to Tenant of such default, or if such default is of such a nature that it cannot be completely remedied within said period of ten (10) days and Tenant shall not commence within said period of ten (10) days, or shall not thereafter diligently prosecute to completion, all steps necessary to remedy such default; or

                           (10) failure or refusal by Tenant to perform or
comply with any of the agreements, terms, covenants or conditions provided in the Prime Lease.

                  (b) Upon the expiration or earlier termination of this Agreement, Landlord may reenter the Subleased Premises with or without process of law using such force as may be reasonably necessary and remove all persons and property therefrom, and Landlord shall not be liable for damages or otherwise by reason of reentry or termination of the terms of this Agreement. Notwithstanding such termination by Landlord, the liability of Tenant for the rents and charges provided for herein shall not be relinquished, diminished, or extinguished for the balance of the term of this Agreement. It is further understood that Tenant will pay in addition to the rent and other sums agreed to be paid hereunder, all of the reasonable costs and expenses (including attorneys' fees) in enforcement of the terms of this Agreement and collection of all amounts due hereunder.

                  (c) In the event of any Event of Default by Tenant under the terms, provisions, conditions or covenants of the Prime Lease or this Agreement, Landlord may, subject to the terms of the Prime Lease, immediately or at any time thereafter take repossession of the Subleased Premises and cure such breach for the account and at the expense of Tenant. In addition to the foregoing, upon the occurrence of an Event of Default, Landlord shall be entitled to: (i) all of the rights and remedies reserved by or granted to Prime Landlord in the Prime Lease after an Event of Default; (ii) cure such Event of Default in which event Tenant shall reimburse Landlord on demand for all costs and expenses reasonably expended or incurred by Landlord in curing such default together with interest thereon from the date that such costs or expenses were expended or incurred by Landlord until the date that reimbursement is made to Landlord by Tenant at the lesser of the highest rate permitted by law or the rate of eighteen percent (18%) per annum; (iii) exercise any and all rights and remedies provided by law; and/or (iv) immediately terminate this Agreement. If Landlord at any time by reason of Tenant's default is compelled or elects (i) to pay any sum of money, or (ii) to do any act which will require the payment of any sum of money, or (iii) to incur any expense, including reasonable attorneys' fees, in instituting or prosecuting any action or proceeding to enforce Landlord's rights hereunder, the sum or sums so paid by Landlord with interest thereon at the lesser of the highest rate permitted by law or the rate of eighteen percent (18%) per annum, from the date of payment thereof shall be deemed to be additional rent hereunder and shall be due from Tenant to Landlord on the first day of the month following the payment of such respective sums or expenses.

                  (d) All rights and remedies of Landlord herein enumerated shall be cumulative and none shall exclude any other right or remedy allowed by law or the Prime Lease and said rights and remedies may be exercised and enforced concurrently and whenever and as often as occasion therefor arises.

         20. General.

                  (a) Paragraph Headings. The article and/or paragraph headings in this Agreement are intended for convenience only and shall not be taken into consideration in any construction or interpretation of this Agreement or any of its provisions.

                  (b) Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, there shall be deemed to be made such minimal changes as are necessary to make it valid and enforceable, and the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

                  (c) Assignment and Subletting. Tenant may not assign Tenant's rights under this Agreement or sublet all or portions of the Subleased Premises without obtaining Prime Landlord's, when necessary, and Landlord's prior written consent to each such assignment or subletting, which consent may be unreasonably withheld by such parties. Any assignment or subletting shall be expressly subject to all the terms and conditions of the Prime Lease and this Agreement. No assignment or subletting shall relieve or release Tenant from Tenant's duties, obligations and liabilities under this Agreement. Tenant shall not assign Tenant's rights hereunder without first obtaining and delivering to Landlord a written agreement from each such assignee whereby each such assignee agrees to be bound by the terms and conditions of this Agreement. No such assignment or subletting shall constitute a novation. In the event of the occurrence of an Event of Default while the Subleased Premises are assigned or sublet, Landlord, in addition to any other remedies provided herein or by law, may, at Landlord's option, collect directly from such assignee or subtenant all payments becoming due under such assignment or subletting and apply such payments against any sums due to Landlord hereunder. No direct collection by Landlord from any such assignee or sublessee shall relieve or release Tenant from the payment or performance of Tenant's duties and obligations hereunder.

                  (d) Successors and Assigns. Subject to the foregoing restrictions on subletting and assignment, this Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  (e) Complete Agreement and Amendment. This Agreement sets forth the complete agreement between Landlord and Tenant with respect to the subject matter hereof, and this Agreement may not be terminated, amended or modified in any respect except by agreement in writing executed by both Landlord and Tenant.

                  (f) Survival. All duties and obligations of Tenant under this Agreement which are unpaid or unperformed shall survive the expiration or any earlier termination of the Term of this Agreement until paid or performed.

                  (g) Jurisdiction and Venue. This Agreement shall be construed and governed in accordance with the laws of the State in which the Subleased Premises are located. Additionally, the parties submit to the nonexclusive jurisdiction of the courts of the State of New York and the United Sates District Court located in Nassau County, New York and appellate courts from any thereof, and waive any objection to the laying of venue of any proceeding sought in any such court.

                  (h) Non-Waiver. Failure on the part of a party hereto in any one or more instances to enforce any of its rights which arise in connection with this Agreement, or to insist upon the strict performance of any of the terms, conditions or covenants of this Agreement, shall not be construed as a waiver or relinquishment for the future of any such rights, terms, conditions or covenants. No waiver of any condition of this Agreement shall be valid unless it is in writing, and executed by the party against whom such waiver is sought to be enforced.

                  (i) Subordinate to Prime Lease. This Agreement is subject and subordinate to all of the terms, covenants and conditions of the Prime Lease and to all of the rights of Landlord under the Prime Lease and to any existing subleases of the Premises; provided, however, if there is any conflict between the terms, covenants and conditions contained in the Prime Lease and this Agreement, the terms, covenants and conditions contained in this Agreement shall control as between Landlord and Tenant.

                  (j) Time of the Essence. Time shall be of the essence for all purposes under this Agreement.

                  (k) Multiple Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original, and all of which together shall constitute but one and the same agreement.

         21. Committee Findings. Any findings of the Committee for which it has been authorized to determine pursuant to paragraph 5 of this Agreement, including but not limited to, the Annual Operating Budget, the Subleased Premises, the portions of the Parking Area designated for Tenant's exclusive use, and Tenant Share, shall be binding upon Landlord and Tenant, absent manifest error. If the Committee is unable to agree upon the terms of any issue under its review, or it disagrees as to the interpretation of such terms, either member of the Committee may submit a notice of disagreement to the General Counsel of each of Tenant and Landlord. Within ten (10) days of Landlord's and Tenant's receipt of such notice, a senior officer from each of Landlord and Tenant shall meet to resolve the issues that the Committee was unable to agree upon. If such senior officers are unable to resolve the issues within thirty (30) days, the matter shall be submitted to binding arbitration, as provided below.

         22. Binding Arbitration.

                  (a) Any dispute arising from this Agreement is to be resolved pursuant to arbitration, to be conducted in Nassau County, New York, in accordance with the provisions of this Section, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

                  (b) The party hereto desiring to arbitrate a dispute pursuant to this Section shall give notice (a "Dispute Notice") to that effect to the other party. Within five (5) days after such Dispute Notice has been delivered, Landlord and Tenant shall each designate one (1) arbiter and the two (2) arbiters so chosen shall appoint a third arbiter (the "Arbiters") within two (2) days thereafter. Each Arbiter appointed shall be competent, qualified by training and experience and an individual having not less than ten (10) years experience relating to commercial real estate in the state of New York.

                  (c) The arbitration shall be conducted in accordance with the then prevailing commercial arbitration rules of the JAMS/Endispute Comprehensive Arbitration Rules and Procedure ("JAMS"), except that to the extent that the New York State Civil Practice and Law Rules, or any successor statute, imposes requirements different from JAMS in order for the decision of the Arbiters to be enforceable in the courts of the State of New York, such requirements shall be complied with in the arbitration. Within ten (10) days after the Dispute Notice has been delivered, both parties shall make whatever presentations they wish to the Arbiters. Immediately thereafter, the Arbiters shall attempt to cause Landlord and Tenant to agree on a resolution to the dispute and failing that, the Arbiters shall immediately make their decision. The Arbiters' decision may be made orally provided the Arbiters confirm such decision in writing within two (2) business days thereafter. Copies of the Arbiters' decision shall be sent to Landlord and to Tenant and shall be binding on both. Any costs incurred by or payable to the Arbiters in any such proceeding shall be shared equally by Landlord and Tenant unless otherwise provided herein or otherwise agreed, and each party shall bear the costs of its own attorneys and other experts. The Arbiters shall have no power to vary or modify any of the provisions of this Agreement, and its powers and jurisdiction are hereby limited accordingly. During the consideration of any issue by the Arbiters pursuant to this Section, Landlord and Tenant shall observe and perform each and every one of its obligations hereunder, including, without limitation, the obligation to pay timely all Rent, including but not limited to Base Rent and the Tenant Share of Operating Expenses, that may be or become due or payable hereunder.

                  IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the day and year first above written.


                                   LANDLORD:

                                   WIZCOM INTERNATIONAL, LTD., a Dela-
                                   ware corporation


                                   By:      ___________________________
                                            Name:
                                            Title:




                                   TENANT:

                                   AVIS RENT A CAR SYSTEM, INC., a
                                   Delaware corporation


                                   By:      ______________________________
                                            Name:
                                            Title:

                                   EXHIBIT A


                          Description of the Premises

                                   EXHIBIT B


                     Description of the Subleased Premises

                                   EXHIBIT C

           Services and Maintenance Contracts Affecting the Premises


                      ARAC BUILDING MAINTENANCE CONTRACTS

o        Award (carpet cleaning)

o        Dynamic Fire (fire alarm/detector maintenance)

o        Evergreen Land, Inc. (landscape contractors)

o        Fleet Bank (on-site ATM)

o        FT Vending Service (vending machines)

o        Planet Waste Management (refuse removal)

o        Professional Services (cleaning services)

o        Terminex International (termite protection)

o        Ogden/Allied/Unicco (security services)

o International Union of Operating Engineers (building mainte-nance

o Visiak Security Systems (closed circuit television mainte-nance)

o        Wood Dining Services (food service)

                                   EXHIBIT D

                        Tenant's Exclusive Parking Area

                                   EXHIBIT E

                        Initial Building Square Footage
                    and Parking Space Percentage Allocations

A.       Building Square Footage Percentage Allocations

         Landlord or Other Subtenants                                 31.811%

         Tenant (includes Mailroom and Print                          50.648%
           Shop)

         Common Space (other than Mailroom                            10.638%
           and Print Shop)

         Unoccupied                                                    6.903%

         Initial Tenant Share                                         59.418%

B.       Parking Space Percentage Allocations

         Exclusively Landlord or Other                                 0.00%
           Subtenants

         Exclusively Tenant                                           16.110%

         Initial Tenant Share                                         65.956%